                                                Filed Pursuant to Rule 424(b)(1)
                                                Registration No. 333-04977


        PROSPECTUS SUPPLEMENT NO. 23 TO PROSPECTUS DATED AUGUST 16, 1996

                           TRANS WORLD AIRLINES, INC.
                              3,351,020 SHARES OF
8% CUMULATIVE CONVERTIBLE EXCHANGEABLE PREFERRED STOCK, $.01 PAR VALUE PER SHARE
 (SUBJECT TO CONVERSION INTO SHARES OF COMMON STOCK, $.01 PAR VALUE PER SHARE)

    The 3,351,020 shares of 8% Cumulative Convertible Exchangeable Preferred Stock (the "Preferred Stock") of Trans World Airlines, Inc. (the "Company") offered hereby are being offered by the Selling Holders identified below. Each of such Selling Holders has notified the Company in writing of his or her or its intention to sell the shares of Preferred Stock as listed herein and has requested the Company to file this supplement to the Company's Prospectus dated August 16, 1996 (the "Prospectus"). Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to such terms in the Prospectus.

    The Selling Holders will receive all of the net proceeds from the sale of the Preferred Stock and, accordingly, the Company will receive none of the proceeds from the sales thereof.

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS. ANY
             REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

    No person is authorized by the Company or by any dealer to give information or to make any representations other than those contained or incorporated by reference in this Prospectus Supplement or the accompanying Prospectus and, if given or made, such information or representations must not be relied upon as having been so authorized. Neither this Prospectus Supplement nor the accompanying Prospectus constitutes an offer to sell or the solicitation of an offer to buy any securities other than the securities described in this Prospectus Supplement or an offer to sell or the solicitation of an offer to buy such securities in any jurisdiction to any person to whom it is unlawful to make such offer in such jurisdiction. The delivery of this Prospectus Supplement or the accompanying Prospectus or any sale made hereunder does not imply that the information contained herein or therein is correct as of any time subsequent to the date on which such information is given.

    The Section entitled "Selling Holders" is hereby supplemented to include the following information:

                                SELLING HOLDERS

    The following table sets forth information with respect to the Selling Holders of the securities offered hereby. Each of the Selling Holders has notified the Company in writing of his or her or its intention to sell shares of Preferred Stock in accordance with the requirements set forth in the Prospectus. The table is cumulative and includes information previously provided to the Company by the Selling Holders and previously reported by the Company. Other beneficial owners of the Preferred Stock not set forth below may be added as Selling Holders to this Prospectus in the future. None of the Selling Holders has, or within the past three years has had, any position, office or other material relationship with the Company or any of its predecessors or affiliates except as may be set forth below. This table has been prepared based upon information furnished to the Company by the Selling Holders and American Stock Transfer & Trust Company as the transfer agent for the Preferred Stock and the Common Stock.

                                                                                                                   APPROXIMATE
                                                                                                                 NUMBER OF SHARES
                                                  NUMBER OF SHARES     NUMBER OF SHARES      PERCENTAGE OF       OF COMMON STOCK
                                                 OF PREFERRED STOCK      OF PREFERRED      OUTSTANDING SHARES       INTO WHICH
                     NAME                        BENEFICIALLY OWNED     STOCK OFFERED      OF PREFERRED STOCK      CONVERTIBLE
                     ----                        ------------------    ----------------    ------------------    ----------------
PaineWebber, Inc...............................        238,550              238,550               6.17%              588,502.85
Nomura Securities (Bermuda) Ltd................         90,000               90,000               2.53%              222,030.00
JMG Convertible Investment L.P.................        160,000              160,000               4.14%              394,720.00
Triton Capital Investment Ltd..................         30,000               30,000               0.78%               74,010.00
Alpine Associates..............................        240,000              240,000               6.20%              592,080.00
United National Insurance(1)...................          2,000                2,000               0.05%                4,934.00
Lincoln National Convertible Securities
  Fund(2)......................................         41,800               41,800               1.08%              103,120.60
Lincoln National Life Insurance(2).............        145,000              145,000               3.75%              357,715.00
Weirton Trust(3)...............................         18,200               18,200               0.47%               44,899.40
Fidelity Puritan Trust:
  Fidelity Balanced Fund.......................         39,400               39,400               1.02%               97,199.80
Fidelity Financial Trust:
  Fidelity Convertible Securities Fund.........        210,000              210,000               5.43%              518,070.00
Fidelity Financial Trust:
  Fidelity Equity-Income Fund..................        175,500              175,500               4.54%              432.958.50
Fidelity Fixed-Income:
  Spartan High Income Fund.....................        231,500              231,500               5.98%              571,110.50
Fidelity Management Trust Company on behalf of
  accounts managed by it(4)....................         96,600               96,600               2.50%              238,312.20
Merrill Lynch, Pierce, Fenner & Smith Inc......        251,550              251,550               6.50%              620,573.85
PaineWebber, Inc...............................        105,900              105,900               2.74%              261,255.30
Donaldson, Lufkin & Jenrette Sec. Corp.........         61,500               61,500               1.59%              151,720.50
K A Trading, LP................................         49,814               49,814               1.29%              122,891.14
Donaldson, Lufkin & Jenrette Sec. Corp.........         80,900               80,900               2.09%              199,580.30
K A Management Limited.........................         17,686               17,686               0.46%               43,631.36
Guaranty National Insurance Company(5).........          2,000                2,000               0.05%                4,934.00

                                                        (Continued on next page)

          THE DATE OF THIS PROSPECTUS SUPPLEMENT IS DECEMBER 29, 1997

(Continued from cover page)

                                                                                                                   APPROXIMATE
                                                                                                                 NUMBER OF SHARES
                                                  NUMBER OF SHARES     NUMBER OF SHARES      PERCENTAGE OF       OF COMMON STOCK
                                                 OF PREFERRED STOCK      OF PREFERRED      OUTSTANDING SHARES       INTO WHICH
                     NAME                        BENEFICIALLY OWNED     STOCK OFFERED      OF PREFERRED STOCK      CONVERTIBLE
                     ----                        ------------------    ----------------    ------------------    ----------------
RAMAT Securities, Ltd.(6)......................          2,500                2,500               0.06%                6,167.50
Southport Partners International Ltd.(7).......         12,300               12,300               0.32%               30,344.10
Deutsche Morgan Grenfell, Inc..................         52,600               52,600               1.36%              129,764.20
PaineWebber, Inc. .............................         71,500               52,200               1.35%              128,777.40
Reliant Trading................................        150,000              150,000               3.88%              370,050.00
Shepherd Trading Limited.......................        125,000              125,000               3.23%              308,375.00
TQA Vantage Fund, Ltd(8).......................         36,250               36,250               0.94%               89,428.75
TQA Leverage Fund, L.P.(8).....................          8,750                8,750               0.23%               21,586.25
Bear Stearns Securities, Corp..................        350,000              350,000               9.05%              863,450.00
Paloma Securities L.L.C........................         15,000               15,000               0.39%               37,005.00
Silverton International Fund Limited...........         10,000               10,000               0.26%               24,670.00
Alpine Associates..............................        145,000               95,000               2.46%              234,365.00
*Natwest Securities Limited....................        153,520              153,520               3.97%              378,733.84
                                                     ---------            ---------              -----             ------------
        Total..................................      3,420,320**          3,351,020**            86.61%            8,266,966.34
                                                     =========            =========              =====             ============

---------------

  * Holders being reported for the first time in this Prospectus Supplement.
 ** Prospectus Supplement No. 14 purported to register 208,000 shares of the Preferred Stock held by Morgan Stanley & Co. pursuant to the registration statement. However, Morgan Stanley has since advised the Company that such request was in error since the shares had been previously registered. Therefore, these shares have been removed from the totals herein.
(1) Record holder PNC Bank; shares to be offered through Lynch & Mayer, Inc., Investment Managers.
(2) Record holder Banker's Trust; shares to be offered through Lynch & Mayer, Inc., Investment Managers.
(3) Record holder Mellon Bank; shares to be offered through Lynch & Mayer, Inc., Investment Managers.
(4) Shares indicated as owned by such entity are owned directly by various private investment accounts, primarily employee benefit plans for which Fidelity Management Trust Company ("FMTC") serves as trustee or managing agent.
(5) Custodian Chase Manhattan Bank; shares to be offered through PaineWebber,
     Inc.
(6) Record Holder Bear Stearns Security Corp; to be offered through Bear
     Stearns.
(7) Record Holder Wagner Stott; shares to be offered through Merrill, Lynch, Pierce, Fenner & Smith, Inc.
(8) Shares to be offered through McMann Securities.

     Information concerning the sale of other shares of Preferred Stock by their beneficial holders will be set forth in additional Prospectus Supplements. As of the date of this Prospectus Supplement, the aggregate number of shares of Preferred Stock outstanding is 3,869,000.

     It is not possible to predict the number of shares of Preferred Stock that will be sold hereby. Consequently, it is not possible to predict the number of shares of Preferred Stock that will be owned by the Selling Holders following completion of sales of the securities offered hereby.